                                PLAN OF REORGANIZATION

                                          OF

                        AMERICAN MUTUAL LIFE INSURANCE COMPANY


                 Under Section 44 of House File 247 as enacted by the
            1995 Session of the 76th General Assembly of the State of Iowa
                                 ("Section 521A.14")

                                       PREAMBLE

    WHEREAS, American Mutual Life Insurance Company (the "Company") is an Iowa mutual life insurance company organized under Chapters 491 and 508, Code of Iowa
(1995), which has no authorized capital stock; and

    WHEREAS, the Company proposes to reorganize pursuant to the provisions of
Section 521A.14 (the "Reorganization"), by forming a mutual insurance holding company (the "Mutual Holding Company"); by adopting the provisions of the Iowa Business Corporation Act, Chapter 490, Code of Iowa (1995) ("Chapter 490"); by restating its Articles of Incorporation pursuant to Chapter 490 to, among other things, authorize the issuance of capital stock; and by changing its corporate name to AmerUs Life Insurance Company ("Stock Life Company"); and

    WHEREAS, the Reorganization will continue the corporate existence of the Company without interruption under the name AmerUs Life Insurance Company; and

    WHEREAS, upon the Reorganization, all of the shares of the capital stock of Stock Life Company will be initially issued to the Mutual Holding Company; and

    WHEREAS, every Policy (as defined in Article I) which is in force at the time of the Reorganization shall continue as a Policy of Stock Life Company and all policy and contract rights of such Policies shall be and remain as they exist at the time of the Reorganization; and

    WHEREAS, each Person (as defined in Article I) that owns a Policy which is in force at the time of the Reorganization shall upon the Reorganization become a member of the Mutual Holding Company and their Membership Interests (as defined in Article I) in the Company shall at such time become Membership Interests in the Mutual Holding Company and their Membership Interests in the Company shall at such time be extinguished; and

    WHEREAS, pursuant to the Reorganization, it is expected that Mutual Holding Company will transfer shortly following the Reorganization all of the shares of the capital stock of Stock Life Company to a newly formed stock holding company ("IHC") in exchange for all of the initial shares of the capital stock of Stock Life Company;

    WHEREAS, under this proposed structure, the IHC will be an intermediate stock insurance holding company and the Mutual Holding Company will at all times retain ownership and control of not less than a majority of the outstanding voting shares of IHC and directly or indirectly retain ownership and control of a majority of the outstanding voting shares of the Stock Life Company;

    WHEREAS, pursuant to the Reorganization, for dividend purposes only, certain classes of Policies will be operated as a closed block of business for the exclusive benefit of the Policies included therein (the "Closed Block") and assets of the Company will be allocated to the Closed Block which together with expected revenue from the Closed Block Business (as defined in Article I) are anticipated to be sufficient to support the Closed Block Business and to continue dividends and interest credits to the Policies included therein at the dividend scales and interest credits in effect for 1995 if experience underlying such scales and credits continues; and

    WHEREAS, the Reorganization will enhance the Company's strategic and financial flexibility by creating a corporate structure that will potentially enable it to access capital markets which are presently unavailable to the Company as a mutual insurer, which may thereby facilitate the growth important to the Company's goal of remaining an effective and competitive insurer in the future. Access to capital markets includes the potential of a sale of a portion of the stock of IHC, provided that the Mutual Holding Company will at all times thereafter retain direct or indirect ownership and control of a majority of the outstanding voting shares of Stock Life Company; and

    WHEREAS, the Board of Directors of the Company believes the Reorganization to be in the best interests of the Company and fair and equitable to its policyowners and at a meeting duly called and held on October 27, 1995 (the "Adoption Date"), approved the Reorganization and adopted the Plan of Reorganization (as defined in Article I) and authorized and directed the execution of this Plan of Reorganization providing for the reorganization of the Company in accordance with the requirements of Section 521A.14, and in accordance with the terms and subject to the conditions as provided in the Plan of Reorganization; and

    WHEREAS, the Board of Directors of the Company has directed that the Plan of Reorganization be submitted to the policyowners of the Company for approval as provided by law and by the Company's Articles of Incorporation and Bylaws; and

    WHEREAS, the Board of Directors of the Company has directed that the Plan of Reorganization be submitted to the Iowa Commissioner of Insurance ("Commissioner") for approval as provided by law;

    All as more particularly provided in Articles I through VI hereafter.

    NOW, THEREFORE, this Plan of Reorganization is entered into by the Company.

                                      ARTICLE I

                                     Definitions

    As used in the Plan of Reorganization and in the Preamble, the following words or phrases have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

    "ADOPTION DATE" has the meaning specified in the Preamble.

    "ARTICLES" has the meaning specified in Section 2.3.

    "ATTORNEY GENERAL" has the meaning specified in Section 2.3.

    "CAPITAL STOCK" means the capital stock of the Company.

    "CLOSED BLOCK" has the meaning specified in the Preamble.

    "CLOSED BLOCK ASSETS" has the meaning specified in Section 5.1(b).

    "CLOSED BLOCK BUSINESS" means all Policies within one of the classes of Policies specified in Schedule I hereto, but only to the extent such Policies are either (a) In Force on the Effective Date or (b) issued after the Effective Date pursuant to an application that is complete on its face and that is received by the Company prior to the Effective Date, together with all required underwriting information (including all required medical information) and payment of the full initial premium, provided that any Policy referred to in this clause (b) is issued as applied for and delivered in accordance with the terms of the application. "Closed Block Business" also includes any Policy within one of the classes of Policies specified in Schedule I which is In Force on the Effective Date as extended term insurance pursuant to a non-forfeiture provision in such Policy.

    "CLOSED BLOCK FINANCIAL STATEMENTS" has the meaning specified in Section 5.2(e).

    "CLOSED BLOCK MEMORANDUM" has the meaning specified in Section 5.1.

    "CODE" has the meaning specified in Section 3.3(c)(i).

    "COMMISSIONER" has the meaning specified in the Preamble.

    "COMPANY" has the meaning specified in the Preamble.

    "EFFECTIVE DATE" has the meaning specified in Section 3.3.

    "ELIGIBLE POLICYOWNER" means a Person who is (or, collectively, the Persons who are) on the Effective Date the Owner of one or more Policies which is then In Force.

    "IHC" has the meaning specified in the Preamble.

    "IN FORCE" has the meaning specified in Section 4.3.

    "ISSUE DATE" means, with respect to any Policy, the date specified in such Policy as the date of issue of such Policy.

    "MEMBERSHIP INTERESTS" means the rights of a member as a member of the Company or, upon completion of the Reorganization, of the Mutual Holding Company to vote as provided for in the respective articles of incorporation and bylaws of the Company and the Mutual Holding Company and such other rights as are provided by statute, regulation or order of the Commissioner, but shall not include any other right expressly conferred by any Policy.

    "MUTUAL HOLDING COMPANY" has the meaning specified in the Preamble.

    "OWNER" means, with respect to any Policy, the Person or Persons specified or determined pursuant to Section 4.2.

    "PERSON" means an individual, corporation, joint venture, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof. A person who is the Owner of Policies in more than one legal capacity (E.G., a trustee under separate trusts) shall be deemed to be a separate Person in each such capacity.

    "PLAN OF REORGANIZATION" means this Plan of Reorganization (including all Exhibits and Schedules hereto), as it may be amended from time to time in accordance with Section 6.6.

    "POLICY" has the meaning specified in Section 4.1.

    "PUBLIC HEARING" has the meaning specified in Section 3.2(a).

    "REORGANIZATION" means all of the transactions provided for in the Plan of Reorganization.

    "RESTATED ARTICLES" has the meaning specified in Section 2.6.

    "SECTION 521A.14" means Section 44 of House File 247 as enacted by the 1995 Session of the 76th General Assembly of the State of Iowa, and as it may be amended.

    "SPECIAL MEETING" has the meaning specified in Section 3.1(a).

    "STOCK LIFE COMPANY" has the meaning specified in the Preamble.

    "VOTING POLICYOWNER" means a Person who was (or, collectively, the Persons who were) shown on the records of the Company to be the Owner of one or more Policies issued or assumed by the Company and in force on September 30, 1995.

                                      ARTICLE II

                                    REORGANIZATION

    2.1 THE REORGANIZATION. On the Effective Date and in accordance with the terms of this Plan of Reorganization and the provisions of Section 521A.14, the Company shall be reorganized by forming the Mutual Holding Company and continuing the corporate existence of the Company as a stock life insurance company without interruption.

    2.2 FORMATION OF MUTUAL HOLDING COMPANY. On the Effective Date, with the Company acting as incorporator, Mutual Holding Company shall be incorporated as a mutual corporation pursuant to the provisions of Chapter 491, Code of Iowa
(1995) and Section 521A.14. The name of the Mutual Holding Company shall be "American Mutual Holding Company". On the Effective Date, the Eligible Policyowners will become members of the Mutual Holding Company and their Membership Interests in the Company will become Membership Interests in the Mutual Holding Company and their Membership Interests in the Company will be extinguished.

    2.3 ARTICLES OF INCORPORATION AND BYLAWS OF MUTUAL HOLDING COMPANY. The articles of incorporation of the Mutual Holding Company shall be as set forth in the Articles of Incorporation attached hereto as Exhibit "A" (the "Articles"), subject to the approval of the Commissioner and the Attorney General of Iowa (the "Attorney General") as provided by Section 521A.14. The bylaws of the Mutual Holding Company shall be as set forth in the Bylaws attached hereto as Exhibit "B".

    2.4  CONVERSION INTO STOCK LIFE COMPANY.  On the Effective Date, the
Company shall, without further act or deed, adopt the provisions of the Iowa Business Corporation Act, Chapter 490, Code of Iowa (1995), pursuant to the provisions of Section 490.1701, Code of Iowa (1995); and shall amend and restate its Articles of Incorporation pursuant to the provisions of Section 490.1007, Code of Iowa (1995), to become a stock life insurance company authorized to issue capital stock; and shall change its corporate name to AmerUs Life Insurance Company. All of the initial shares of the capital stock of Stock Life Company shall be issued to Mutual Holding Company on the Effective Date.

    2.5 CONTINUATION OF CORPORATE EXISTENCE. The corporate existence of the Company before, on and after the Effective Date shall continue without interruption from February 18, 1896, its initial date of incorporation, and all of its rights, privileges, powers, permits and licenses and all of its duties, liabilities and obligations shall be, remain and continue unaffected.

    2.6  RESTATED ARTICLES OF INCORPORATION AND BYLAWS OF STOCK LIFE COMPANY.
On the Effective Date, the articles of incorporation of Stock Life Company shall, without further act or deed, but subject to the approval of the Commissioner and the Attorney General as provided in Section 508.4, Code of Iowa
(1995), be amended and restated substantially as set forth in the Amended and Restated Articles of Incorporation attached hereto as Exhibit "C" (the "Restated Articles"). On the Effective Date, the bylaws of Stock Life Company shall, without further act or deed, be amended so that the bylaws as amended shall be as substantially set forth in the Amended and Substituted Bylaws attached hereto as Exhibit "D".

    2.7 CONTINUATION OF POLICIES. On and after the Reorganization, every Policy which is In Force on the Effective Date shall continue as a Policy of Stock Life Company and, subject to Section 2.2, all policy and contract rights of all such Policies shall be and remain as they existed on the Effective Date.

    2.8 TRANSFER TO IHC. Shortly following the Reorganization, it is expected that the Mutual Holding Company will transfer all of the shares of capital stock of Stock Life Company to IHC in exchange for all the initial shares of the capital stock of IHC. Under this structure, Mutual Holding Company will at all times retain direct or indirect ownership and control of a majority of the outstanding voting shares of the capital stock of Stock Life Company. The proposed articles of incorporation and bylaws of IHC are attached hereto as Exhibits "E" and "F", respectively.

    2.9 SUBSCRIPTION RIGHTS. It is intended that the policyowners of Stock Life Company who are also members of the Mutual Holding Company will receive priority subscription rights to purchase shares of capital stock of IHC or Stock Life Company, as the case may be, in the event of any initial public offering of such stock, subject to such conditions as may be imposed by the Commissioner.

                                     ARTICLE III

              APPROVAL, CONDITIONS AND EFFECTIVE DATE OF REORGANIZATION

    3.1  APPROVAL BY POLICYOWNERS.

         (a) POLICYOWNERS MEETING. The Plan of Reorganization is subject to approval by the Voting Policyowners. The Company shall hold a special meeting of policyowners (the "Special Meeting"). At such Special Meeting, the Voting Policyowners shall be entitled to vote on the proposal to approve the Plan of Reorganization, including the proposal to approve by resolution the Company's voluntary election to adopt the provisions of Chapter 490 and the proposal to approve Restated Articles. Each Voting Policyowner shall be entitled to one vote, irrespective of the number of Policies owned by such Voting Policyowner. The Plan of Reorganization, the adoption of the provisions of Chapter 490 and the adoption of the Restated Articles shall be approved by the Voting Policyowners if a majority of the votes cast at the Special Meeting are cast FOR the Reorganization.

         (b) NOTICE OF SPECIAL MEETING. Notice by the Company of the time and place of the Special Meeting, in form satisfactory to the Commissioner, shall be mailed to all Voting Policyowners by first class mail to the address of each Voting Policyowner as it appears on the records of the Company not less than twenty (20) nor more than sixty (60) days prior to the Special Meeting.

         (c) CONTENT OF NOTICE. The notice of the Special Meeting shall include the reason for the Special Meeting and the Plan of Reorganization, and shall be accompanied by a ballot permitting the Voting Policyowner to vote FOR or AGAINST the Plan of Reorganization.

    3.2  APPROVAL BY COMMISSIONER

         (a)  PUBLIC HEARING.     The Company shall file an application with
    the Commissioner for approval of the Plan of Reorganization. The Plan of Reorganization is subject to approval by the Commissioner, as provided in
    Section 521A.14, after a public hearing has been held in accordance with the provisions of Section 521A.3, Code of Iowa (1995).

         (b)  NOTICE OF PUBLIC HEARING.     Notice by the Company of the time
    and place of the Public Hearing, in form satisfactory to the Commissioner, shall be mailed to all Voting Policyowners by first class mail to the address of each Voting Policyowner as it appears on the records of the Company, not less than seven (7) days prior to the Public Hearing, or such other time as the Commissioner may direct.

    3.3 CONDITIONS AND EFFECTIVE DATE. Upon satisfaction of all conditions as provided in Subsections (a), (b), (c) and (d) of this Section 3.3, the Company shall file the Articles, the election by the Company to adopt the provisions of Chapter 490 and the Restated Articles with the Iowa Secretary of State, and the time and date specified in such Articles and Restated Articles as the time and effective date thereof shall be the Effective Date of the Reorganization.

         (a) POLICYOWNER APPROVAL. The Reorganization shall not become effective unless the Plan of Reorganization, the election by the Company to adopt Chapter 490 and the Restated Articles shall have been approved by the Voting Policyowners as provided in Section 3.1.

         (b) REGULATORY APPROVALS. The Reorganization shall not become effective unless:

              (i) The Plan of Reorganization shall have been approved by the Commissioner as provided in Section 3.2 hereof.

              (ii) The Articles and the Restated Articles shall have been approved by the Commissioner and the Attorney General as provided in Sections 2.3 and 2.6 hereof.

              (iii) The Office of Thrift Supervision ("OTS") shall not have objected to the Reorganization pursuant to OTS regulations or, alternatively, shall have approved the Reorganization.

         (c) TAX CONSIDERATIONS. The Reorganization shall not become effective unless on or prior to the Effective Date the Company shall have obtained rulings from the Internal Revenue Service or an opinion of independent tax counsel substantially to the effect that the conversion of the Company from a mutual life insurance company into a stock life insurance company and the exchange of the Membership Interests in the Company for Membership Interests in the Mutual Holding Company will constitute a tax-free reorganization, or will otherwise constitute a tax-free transaction for the parties to the Reorganization.

         (d) SECURITIES CONSIDERATIONS. The Reorganization shall not become effective unless the Company shall have (i) obtained a no action letter from the Securities and Exchange Commission in form and substance satisfactory to the Company relating to matters pertaining to the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940; and/or (ii) received an opinion of independent legal counsel in form and substance satisfactory to the Company with respect to federal and state securities law matters.

                                      ARTICLE IV

                         POLICY OWNERSHIP AND IN FORCE DATES

    4.1 POLICIES. (a) Each life insurance policy (including, without limitation, a pure endowment contract), annuity contract or accident and health insurance policy that has been issued or assumed by the Company is deemed to be a Policy for purposes of this Plan of Reorganization.

         (b) The following policies and contracts shall not be deemed to be Policies for purposes of this Plan of Reorganization:

         (i) any certificates issued to an insured pursuant to a group life or accident and health insurance policy;

         (ii) any certificate issued pursuant to a group annuity contract; and

         (iii) any reinsurance policy assumed on an indemnity basis (but certificates of assumption constitute Policies if they otherwise fall within the definition of Policies).

    4.2 DETERMINATION OF OWNERSHIP. Unless otherwise stated herein, the Owner of any Policy as of a given date shall be determined on the basis of the Company's records as of such date in accordance with the following provisions:

         (a) The Owner of a Policy shall be as shown on the Company's records.

         (b) The Owner of a Policy that is a group insurance policy shall be the Person or Persons specified in the master policy as the policyowner, unless no policyowner is so specified, in which case the Owner shall be the Person or Persons to whom or in whose name the master policy shall have been issued, as shown on the Company's records.

         (c) Notwithstanding subsections (a) and (b) of this Section 4.2, the Owner of a policy that has been assigned to another Person by an assignment of ownership thereof that is absolute on its face and filed with the Company in accordance with the provisions of such Policy and the Company's rules with respect to the assignment of such policy in effect at the time of such assignment, shall be the assignee of such Policy as shown on the records of the Company. Unless an assignment satisfies the requirements specified for such an assignment in this subsection (c), the determination of the Owner of a Policy shall be made without giving effect to such attempted assignment.

         (d) Except as otherwise set forth in this Article IV, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in such Policy.

         (e) In any situation not expressly covered by the foregoing provisions of this Section 4.2, the policyowner, as reflected on the records of, and as determined in good faith by, the Company, shall conclusively be presumed to be the Owner of such Policy for purposes of this Section 4.2, and the Company shall not be required to examine or consider any other facts or circumstances.

         (f) The mailing address of an Owner as of any date for purposes of the Plan of Reorganization shall be the Owner's last known address as shown on the records of the Company as of such date.

    4.3 IN FORCE. (a) A Policy shall be deemed to be in force ("In Force") as of a given date if, as shown on the Company's records, both paragraphs A and B are met:

              (A)(i) such Policy has been issued and the status of such Policy has been changed from pending to in force on the Company's records, or
         (ii) in the case of an individual Policy, the Company has received by such date in respect of such individual Policy an application that is complete on its face, together with payment of the full initial premium (unless submission of such premium is precluded by the Company's underwriting rules), PROVIDED that any such individual Policy referred to in this clause (ii) was subsequently issued as applied for and the status of such individual Policy was changed from pending to in force on the Company's records within 60 days of such date, and (B) such Policy has not matured by reason of death or otherwise and has not been surrendered or otherwise terminated; PROVIDED that a Policy shall be deemed to be In Force after lapse for nonpayment of premiums until expiration of any applicable grace period (or other similar period however designated in such Policy) during which the Policy is in full force for its basic benefits.

         (b) A Policy shall not be deemed to be In Force merely because, prior to the date on which such Policy was issued, insurance coverage may have been provided by a conditional receipt.

         (c) A Policy shall not be deemed to have matured by reason of death as of any date unless notice of such death has been received by the Company on or prior to such date, as shown on the Company's records. The date of the surrender or lapse of a Policy shall be as shown on the Company's records.

         (d) A Policy shall not be deemed to be In Force as of a given date if the Policy is returned to the Company and all premiums are refunded within 60 days after such date.

         (e) The term "In Force" as defined in this Section 4.3 shall not be applicable to the definition of Voting Policyowner.

                                      ARTICLE V

                                     CLOSED BLOCK

    5.1 ESTABLISHMENT OF CLOSED BLOCK. (a) For policyowner dividend purposes only, the Closed Block shall be operated by the Company as a closed block of participating business for the exclusive benefit of the Policies included therein. As set forth in the Closed Block Memorandum attached hereto as Exhibit "G" (the "Closed Block Memorandum"), assets of the Company will be allocated to the Closed Block in an amount that produces cash flows which, together with anticipated revenue from the Closed Block Business, is expected to be sufficient to support the Closed Block Business including, but not limited to, provisions for payment of claims and certain expenses and taxes and to provide for continuation of dividend scales and interest credits in effect for 1995 if the experience underlying such scales and credits continues and for appropriate adjustments in such scales and credits if the experience changes.

         (b) The Closed Block Memorandum sets forth how certain of the Company's assets (such assets collectively, the "Closed Block Assets") will be allocated to the Closed Block as of the Effective Date. Cash and policy loans, accrued interest and due and deferred premiums will be allocated to the Closed Block as of the Effective Date as described in the Closed Block Memorandum. The amount of the Company's assets required to support the Closed Block as of the Effective Date will be determined as set forth in the Closed Block Memorandum.

    5.2  OPERATION OF CLOSED BLOCK.    (a)  After the Effective Date, insurance
and investment cash flows from operations of the Closed Block Business, the Closed Block Assets, the cash allocated to the Closed Block and, as described in the Closed Block Memorandum, all other assets acquired by or allocated to the Closed Block shall be received by or withdrawn from the Closed Block in accordance with the principles set forth in this Subsection 5.2(a).

         (i)  With respect to insurance cash flows:

              (A) Cash premiums, cash repayments of policy loans and policy loan interest paid in cash on Closed Block Business shall be received by the Closed Block. Death, surrender, withdrawal and maturity benefits (including any interest allowed for delayed payment of benefits) paid in cash, policy loans taken in cash and other income benefits and dividends paid in cash on Closed Block Business shall be withdrawn from the Closed Block. Cash payments with respect to reinsurance on Closed Block Business shall be withdrawn from or received by the Closed Block.

              (B) Cash shall be withdrawn from the Closed Block in the amount of foreign, state and local premium taxes (including franchise taxes to the extent measured solely by premiums) paid in cash on premiums received in respect of Closed Block Business and retaliatory taxes incurred on premiums received in respect of Closed Block Business in accordance with the tax allocation procedure described in Appendix A of the Closed Block Memorandum.

              (C) Cash payments shall be received by or withdrawn from the Closed Block for foreign, federal, state or local taxes in accordance with the tax sharing procedure described in Appendix A of the Closed Block Memorandum.

              (D) No cash shall be withdrawn from the Closed Block with respect to expenses, other than as provided in Subsections 5.2(a)(i)(E) and (a)(ii), and the Closed Block shall not be charged for any such expenses.

              (E) With respect to Closed Block Business issued after the Effective Date, cash shall be withdrawn from the Closed Block for sales commissions and other expenses associated with such business in accordance with Section III of the Closed Block Memorandum.

         (ii) With respect to investment cash flows:

              (A) Investment cash flows from operations of the Closed Block Business shall be received by or withdrawn from the Closed Block.

              (B) Cash received on dispositions of investments shall be net of all reasonable and customary brokerage and other transaction expenses that are deducted in reporting gross proceeds of such sales in the Company's Annual Statement to the Commissioner. With respect to any Closed Block assets that are investments in equity real estate, cash payments for reasonable and customary operating expenses and taxes (as reported in such Annual Statement) shall be withdrawn from the Closed Block.

              (C) Cash paid for expenses in acquiring an investment shall be withdrawn from the Closed Block to the extent included in the cost of such investment in the Company's Annual Statement to the Commissioner.

              (D) Investment management expenses shall not be withdrawn from or charged to the Closed Block, other than the actuarial present value of investment management expenses related to policies issued, increased or otherwise added to the Closed Block after the Effective Date.

         (b) New investments acquired after the Effective Date with Closed Block cash flows shall be allocated to the Closed Block upon acquisition and shall be in accordance with the Statement of Investment Objectives and Policies set forth in the Closed Block Memorandum.

         (c) No amounts shall be withdrawn from or received by the Closed Block for any taxes, including federal, state, local or foreign taxes, resulting from the operations of the Company or any of its subsidiaries prior to the Effective Date. No asset valuation reserve or interest maintenance reserve or any similar reserve, or any increases or decreases therein shall be charged or credited to the Closed Block, because such reserves are noncash items. The Company will, however, consider potential investment defaults in apportioning dividends and interest credits on Closed Block Business.

         (d) (i) Dividends on Closed Block Business shall be apportioned by the Board in accordance with applicable law and the Dividend Principles set forth in the Agreement and Plan of Merger between American Mutual Life Insurance Company and Central Life Assurance Company dated August 24, 1994, and with the objective of minimizing tontine effects and exhausting assets allocated to the Closed Block with the final payment under the last Policy contained in the Closed Block.

              (ii)  Subject to the provisions of clause (i) of this subsection
         (d), dividends and interest credits on Closed Block Business shall be apportioned, and shall be allocated among Policies in the Closed Block, so as to reflect the underlying experience of the Closed Block, and the degree to which the various classes of Closed Block Policies have contributed to such experience.

         (e) If the Company chooses in the future to enter into a reinsurance treaty, other than traditional mortality risk sharing reinsurance treaties, that involves either insurance risks or assets in the Closed Block, the financial results of that reinsurance will be charged (credited) to the Closed Block if and only if the Iowa Commissioner of Insurance (or successor regulator) shall have approved in advance the basis for such charges.

         (f) (i) The Company shall prepare, on an annual basis, an income statement, balance sheet, cash flow statement and schedule of investments for the Closed Block (the "Closed Block Financial Statements"). The Closed Block Financial Statement shall be prepared in a manner consistent with the preparation of the financial statements of the Company submitted annually to the Commissioner.

              (ii) The Closed Block Financial Statements shall be reported annually to the Board, together with a recommendation of the management of the Company as to dividends on Closed Block Business. The Closed Block Financial Statements and the Board's dividend resolution regarding the Closed Block Business shall be reported annually to the Commissioner.

              (iii) The Closed Block shall be subject to the internal and external audit processes established by the Company for its operations generally.

              (iv) Not less frequently than every three years, the Company shall retain an independent consulting actuary to review the operation of the Closed Block and dividend and interest credits determinations and to report his or her findings to the Board and to the Commissioner; provided that the first such review shall be made as of December 31, 1998.

         (g) The Company may, with the prior approval of the Commissioner, cease to maintain the Closed Block, upon such terms and conditions as the Commissioner may approve, but the Policies then constituting the Closed Block Business shall remain obligations of the Company and dividends on such Policies shall be apportioned by the Board in accordance with applicable law.

         (h) Except as provided in this Section 5.2, none of the assets, including the revenue therefrom, allocated to the Closed Block or acquired by the Closed Block shall revert to the benefit of the stockholders of the Company.

    5.3 GUARANTEED BENEFITS. The Company shall pay all guaranteed benefits for Closed Block Business in accordance with the terms of the Policies contained in the Closed Block. The assets allocated to the Closed Block are the Company's assets and are subject to the same liabilities (in the same priority) as all assets in the Company's general account.

    5.4. INDIVIDUAL ANNUITIES AND SUPPLEMENTARY CONTRACTS. Individual Annuities and Supplementary Contracts paying dividends that are in force on the Effective Date shall not be included in the Closed Block but in addition to receiving benefits in the amounts set forth in any such annuity or contract, will receive a future dividend rate guarantee that after the Effective Date shall not be less than the dividend rate in effect on the Effective Date.

                                      ARTICLE VI

                                ADDITIONAL PROVISIONS

    6.1 NO TRANSFER OR EXCHANGE. The Reorganization shall not be construed to result in any reinsurance or in any real or constructive issuance or exchange of any insurance policy or contract or any other transfer of any assets, rights or obligations of the Company.

    6.2 DIRECTORS AND OFFICERS. The directors and officers of the Company prior to the Effective Date shall serve as the directors and officers of the Stock Life Company, the IHC and the Mutual Holding Company on and after the Effective Date, until new directors and officers have been duly elected and qualified pursuant to the articles of incorporation and bylaws of the Stock Life Company, the IHC and the Mutual Holding Company, respectively.

    6.3 COMPENSATION OF OFFICERS, DIRECTORS AND EMPLOYEES. No officer, director or employee of the Company shall receive any fee or other consideration, other than their usual salary and compensation, director fees or consideration as a policyowner in connection with the Plan of Reorganization. This Section 6.3 shall not prohibit the Company from compensating in cash any firm with which one of its directors is associated for services rendered by such firm in connection with the transactions contemplated by the Plan of Reorganization.

    6.4 NOTICES. If the Company complies substantially and in good faith with the requirements of Chapter 521A, Code of Iowa (1995) and Section 521A.14, or the terms of the Plan of Reorganization with respect to the giving of any required notice to Voting Policyowners, its failure in any case to give such notice to any person or persons entitled thereto shall not impair the validity of the actions and proceedings taken under Chapter 521A, Code of Iowa (1995) and
Section 521A.14, or the Plan of Reorganization or entitle such person to any injunctive or other equitable relief with respect thereto.

    6.5 AMENDMENT OF PLAN OF REORGANIZATION. At any time prior to the Effective Date, the Company may amend the Plan of Reorganization (including the Exhibits and Schedules thereto). No amendment made after the Public Hearing or after approval at the Special Meeting may change the Plan of Reorganization in a manner that the Commissioner determines is materially adverse to any class of Eligible Policyowners unless a further hearing is held on the Plan of Reorganization. Unless the Commissioner specifically requires, the Plan of Reorganization as amended need not be submitted for reconsideration by Voting Policyowners if the amendment is made after this Plan of Reorganization has been approved at the Special Meeting.

    6.6 ABANDONMENT OF PLAN. The Board may abandon the Plan at any time prior to the Effective Date notwithstanding prior approval at the Special Meeting. No person shall have any rights or claims against the Company or its Board based on abandonment of the Plan.

    6.7 CORRECTIONS. The Company may, until the Effective Date, by an instrument executed by its Chairman, Chief Executive Officer, Vice Chairman, President or any Executive Vice President, attested by its Secretary or Assistant Secretary under the Company's corporate seal and submitted to the Commissioner, make such modifications as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in the Plan of Reorganization (including the Exhibits and Schedules). The Company may in the same manner also make such modifications as may be required by the Commissioner after the Public Hearing as a condition of approval of the Reorganization.

    6.8 GOVERNING LAW. The terms of the Plan of Reorganization shall be governed by and construed in accordance with the law of the State of Iowa.

    6.9 HEADINGS. Article and section headings contained in the Plan of Reorganization are for convenience only, and shall not be considered in construing or interpreting any of the provisions hereof.

    6.10 PREAMBLE. The Preamble is a general expression of the concepts of the Plan of Reorganization. It is not, and shall not be construed to be, a substantive part of the Plan of Reorganization except for definitions included therein.

IN WITNESS WHEREOF, American Mutual Life Insurance Company, by authority of its Board of Directors, has caused this Plan of Reorganization to be signed by its Chairman and its Chief Executive Officer and its corporate seal to be affixed hereto attested by its Secretary on October 30, 1995.

                                       AMERICAN MUTUAL LIFE INSURANCE COMPANY

[SEAL]


                                       By      /s/ Roger K. Brooks
                                               ------------------------------
                                       Name:   Roger K. Brooks
                                       Title:  Chief Executive Officer

ATTEST:

/s/ James A. Smallenberger
- -----------------------------------
Name:   James A. Smallenberger
Title:  Secretary

                       SUMMARY OF SCHEDULE AND EXHIBITS TO THE
                                PLAN OF REORGANIZATION


    The following descriptions of the Schedule and Exhibits to the Plan are qualified in their entirety by reference to the complete text of such Schedules and Exhibits, copies of which are available from American Mutual as described in the available information section of this Policyowner Information Statement.

       EXHIBIT A - ARTICLES OF INCORPORATION OF AMERICAN MUTUAL HOLDING COMPANY


    Exhibit A sets forth the Articles of Incorporation of AMHC, a copy of which is attached to this Policyowner Information Statement as Annex D.

                   EXHIBIT B-FORM OF AMENDED AND RESTATED BYLAWS OF
                       AMERICAN MUTUAL HOLDING COMPANY ("AMHC")

    Article I provides, among other things, that meetings of the members of AMHC will be held in accordance with the Articles of Incorporation. Qualified Voters (as defined in the Articles of Incorporation) may vote by ballot without attending the meeting of the members. The person or persons who receive the highest number of votes cast by Qualified Voters will be elected as AMHC directors. Any proposed amendment to the Articles of Incorporation or other matter will be carried or lost in accordance with the majority of votes cast by Qualified Voters.

    Article II provides, among other things, that the AMHC Board will nominate candidates for director to succeed the AMHC directors whose terms are expiring. Qualified Voters may also nominate a candidate for director provided the candidate is designated by Qualified Voters residing in at least seven states of the United States and numbering in each such state not less than one tenth of one percent of the Qualified Voters of AMHC.

    Article III provides, among other things, that the annual meetings of the AMHC Board will be held as soon as practicable after each annual meeting of the AMHC members. Other meetings of the AMHC Board will be called by the Chief Executive Officer or by a majority of the AMHC Board. A majority of the AMHC Board will constitute a quorum for the transaction of business. The AMHC Board or any committee thereof is permitted to act without a meeting, provided that all members consent to the action in writing and the writing is filed with the minutes of proceedings of the AMHC Board or such committee.

    Article IV provides, among other things, that an Executive Committee consisting of at least four but not more than six directors and the Chief Executive Officer will have the power of the AMHC Board in the management of the business and affairs of AMHC. The AMHC Board may appoint additional Executive Committee members, and may appoint such other committees as it may see fit.

    Article V provides, among other things, that a Chief Executive Officer and other officers of the AMHC will be elected by the AMHC Board. All officers will serve until removed by the AMHC Board.

    Article VI provides, among other things, that the Chief Executive Officer will exercise a general supervision and superintendent over all the business affairs of AMHC.

    Article VII provides, among other things, that the Chairman of the Board will have such powers and duties assigned to him/her by the Bylaws or the AMHC Board.

    Article VIII provides that other officers will have and perform such duties as are assigned to them by the AMHC Board or the Chief Executive Officer.

    Article IX provides, among other things, that the AMHC Board authorize any officer or agent to enter into contracts or execute instruments on behalf of AMHC.

    Article X provides, among other things, the AMHC Board will designate the banks and other depositories to be used by AMHC.

    Article XI provides that the AMHC Board is authorized to adopt, repeal, alter or amend the AMHC Bylaws at any regular or special meeting of the AMHC Board.

    Article XII provides, among other things, that, subject to certain exceptions, the directors or officers of AMHC will be indemnified, and that directors or officers of certain other entities may be indemnified, for expenses incurred in connection with any civil, criminal, administrative or investigative action, suit or proceedings brought against them by reason of their service as such director or officer. To the extent permitted by law, AMHC is allowed to provide further indemnification to officers. AMHC may purchase and maintain insurance on behalf of directors and officers of AMHC and of certain other entities against any liability arising out of their status as director or officer.

EXHIBIT C - AMENDED AND RESTATED ARTICLES OF INCORPORATION OF AMERICAN MUTUAL

    Exhibit C sets forth the Amended and Restated Articles of Incorporation of American Mutual, a copy of which is attached to this Policyowner Information Statement as Annex E.

           EXHIBIT D-FORM OF AMENDED AND SUBSTITUTED BYLAWS OF AMERUS LIFE

    Article I provides that the principal office of AmerUs Life will be as provided in the Articles of Incorporation.

    Article II provides that the registered agent and office of AmerUs Life are initially as set forth in the Articles of Incorporation, and may be changed by the AmerUs Life Board.

    Article III provides, among other things, that there will be an annual meeting of shareholders of AmerUs Life for the elections of directors to the AmerUs Life Board and for the transaction of other business as may come before the meeting. A special meeting of shareholders may be called by the Chairman of the Board, Chief Executive Officer or by the Board of Directors, and will be called by the Board of Directors at the request the holders of at least ten percent of all the votes entitled to be cast. Shareholders may vote in person or by proxy. A majority of the votes entitled to be cast on a matter before the shareholders will constitute a quorum at a meeting of the shareholders. Each outstanding share will be entitled to one vote on each matter submitted to a vote and directors to the AmerUs Life Board will be elected by a majority of the votes cast.

    Article IV provides, among other things, for the qualifications and number of directors. A majority of the number of directors fixed by Article IV will constitute a quorum for the transaction of business at any meeting of the AmerUs Life Board. Any AmerUs Life director may be removed with or without cause at a meeting of the AmerUs Life shareholders. The annual meeting of the AMHC Board will be held immediately after the annual meeting of the AmerUs Life shareholders. Any vacancy in the AmerUs Life Board may be filled by a majority of the remaining directors. Special meetings of the AmerUs Life Board may be called by or at the request of the Chairman of the Board, Chief Executive Officer or one-third of the directors then in office. Dividends may be declared by the AmerUs Life Board.

    Article V provides, among other things, that the AmerUs Life Board will appoint an Executive Committee consisting of at least five but not more than seven directors which will have the power of the AmerUs Life Board in the management of the business and affairs of AmerUs Life. A majority of the AmerUs Life Board may appoint such other committees, each consisting of two or more directors. A committee of the Board will not have the power to (a) authorize distributions by AmerUs Life; (b) approve or propose to AmerUs Life shareholders action that the law requires be approved by shareholders; (c) fill vacancies on the AmerUs Life Board or on any of its committees; (d) amend the Articles of Incorporation of AmerUs Life; (e) adopt, amend or repeal bylaws of AmerUs Life; (f) approve a plan of merger not requiring shareholder approval;
(g) authorize or approve reacquisition of shares by AmerUs Life, except according to a formula or method prescribed by the Board; or (h) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares.

    Article VI provides, among other things, that the AmerUs Life Board will elect the officers of AmerUs Life. Any officer or agent elected or appointed by the AmerUs Life Board may be removed at any time with or without cause by the AmerUs Life Board.

    Artice VII provides, among other things, that shares of AmerUs Life will be certificated. Shares of AmerUs Life can only be transferred on AmerUs Life's books and on surrender for cancellation of the certificate for such shares.

    Article VIII provides, among other things, for the officers who are authorized to enter into policy contracts and agency contracts on behalf of AmerUs Life.

    Article IX provides, among other things, for facsimile signatures, the corporate seal and the shareholders' right to information.

    Article X provides, among other things, that, subject to certain exceptions, the directors or officers of AmerUs Life will be indemnified, and that directors or officers of certain other entities may be indemnified, for expenses incurred in connection with any civil, criminal, administrative or investigative action, suit or proceedings brought against them by reason of their service as such director or officer. To the extent permitted by law, AmerUs Life is allowed to provide further indemnification to officers. AmerUs Life may purchase and maintain insurance on behalf of directors and officers of AmerUs Life and of certain other entities against any liability arising out of their status as director or officer.

    Article XI provides for emergency bylaws and an emergency executive committee to become operative in the event of a national emergency.

    Article XII provides that, subject to certain exceptions, the AmerUs Life Bylaws may be amended or repealed by AmerUs Life Board or the shareholders.

                         EXHIBIT E - CLOSED BLOCK MEMORANDUM

    The Closed Block Memorandum summarizes the methodology used to determine the amount of assets required to fund the Closed Block as of December 31, 1995 (the "Closed Block Funding Date") for Policies In Force on the Closed Block Funding Date, in accordance with Article VII of the Plan. Actuarial models of insurance cash flows (including premiums, benefits, policy loans, taxes and dividends) were used to project future cash flows for the expected life of the Policies included within the Closed Block (the "Closed Block Business" as specified in Schedule 1) assuming continuation of the experience assumptions (for example, mortality, persistency, taxes and investment results) deemed to underlie the dividend scales payable in 1995. For Policies In Force on the Closed Block Funding Date, administrative and other maintenance expenses, including renewal commissions, will not be charged to the Closed Block.
However, these expenses will be charged to the Closed Block for policies issued, reinstated, increased, or otherwise added to the Closed Block after the Funding Date.

    The insurance cash flow models produced, for each time period (for example, each future year), the amount of cash generated or cash needed. To that amount, projected cash flows generated from Closed Block assets were added, and federal income taxes were subtracted. The net cash generated was then assumed to be reinvested at the interest rate underlying the 1995 dividend scale since this rate represents the approximate rate of net investment return being earned at the time the dividend scale was last reviewed. Federal income taxes were calculated based on the Federal income tax law in effect at the Closed Block Funding Date.

    Based on such projections, an amount of assets for initial Closed Block funding as of December 31, 1994 for Closed Block Policies In Force on the Closed Block Funding Date was calculated. This calculation took into account the requirement that such assets be in an amount which, together with anticipated revenue from the Closed Block Business, is expected to be reasonably sufficient in the aggregate to support the cash needed in the projected insurance cash flows including continuation of the 1995 dividend scales, if the aggregate experience underlying such scales continues.